Exhibit 99.1

NewHold Investment Corp III Announces Closing of $201,250,000 Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

New York, New York -- NewHold Investment Corp III (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the closing of its initial public offering of 20,125,000 units at an offering price of $10.00 per unit. This includes the exercise in full by the underwriters of their over-allotment option to purchase up to an additional 2,625,000 units. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant, which becomes exercisable 30 days after the completion of the Company’s initial business combination, will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share. The units are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “NHICU”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “NHIC” and “NHICW,” respectively.

The Company intends to use the net proceeds from the offering, and the simultaneous private placement of units, to consummate the Company’s initial business combination.

BTIG, LLC acted as sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: BTIG, LLC, 65 East 55th Street New York, New York 10022, or by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website at www.sec.gov.

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NewHold Investment Corp III

NewHold Investment Corp III is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any sector, the Company will primarily focus on growing industrial and business services companies. The Company is led by an experienced management team with Kevin Charlton as Chief Executive Officer, Samy Hammad as President and Chief Operating Officer and Polly Schneck as Chief Financial Officer. For more information visit https://nhicspac.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”), the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of NewHold Investment Corp III, including those set forth in the Risk Factors section of NewHold Investment Corp III’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. NewHold Investment Corp III undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Polly Schneck
Chief Financial Officer
pschneck@newholdllc.com

Investor & Media Contact:
Amanda Tarplin
amanda@tarplinconsulting.com